Exhibit 23.1




      CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated February 23, 1998 (except for Note N, as to which the date is February 27, 1998, and Note H, as to which the date is April 6, 1998), accompanying the consolidated financial statements and schedule included in the Annual Report of Level 8 Systems, Inc. ("Level 8") on Form 10-K/A (File No.: 0-26392, filed on September 11, 1998) for the year ended December 31, 1997, which is incorporated by reference in the Registration Statements of Level 8 on Form S-8 (File No.:
333-12247, filed on September 19, 1996) and on Form S-3/A (File
No.: 333-22979, filed on March 13, 1997). We consent to the incorporation by reference in these Registration Statements of the aforementioned report.



/s/ GRANT THORNTON LLP


New York, New York
September 11, 1998